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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                      -------------------------
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                                  SCHEDULE 13G
          UNDER THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 3)1

                                 GENE LOGIC INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   368689 10 5
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2000
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


       | | Rule 13d-1(b)
       | | Rule 13d-1(c)
       |X| Rule 13d-1(d)


------------------
      1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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---------------------                                         -----------------
CUSIP NO. 368689 10 5                   13G                   PAGE 2 OF 9 PAGES
---------------------                                         -----------------

------- -----------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


        Edmund M. Olivier
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) | |
                                                                  (b) | |
------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- -----------------------------------------------------------------------
------------------------- ----- -----------------------------------------------
                           5    SOLE VOTING POWER

                                30,517 Shares
       NUMBER OF
                          ----- -----------------------------------------------

         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 Shares

                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 30,517 Shares

                          ----- -----------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                    0 Shares

------------------------- ----- -----------------------------------------------
------- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        30,517 Shares

------- -----------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

------- -----------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        .18%
------- -----------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- -----------------------------------------------------------------------

---------------------                                         -----------------
CUSIP NO. 368689 10 5                   13G                   PAGE 3 OF 9 PAGES
---------------------                                         -----------------

------- -----------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


        Cornelius T. Ryan
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) | |
                                                                  (b) | |
------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- -----------------------------------------------------------------------
------------------------- ----- -----------------------------------------------
                           5    SOLE VOTING POWER

                                3,000 Shares
       NUMBER OF
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 Shares

                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 3,000 Shares

                          ----- -----------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                    0 Shares

------------------------- ----- -----------------------------------------------
------- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,000 Shares

------- -----------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)




------- -----------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
------- -----------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- -----------------------------------------------------------------------

---------------------                                         -----------------
CUSIP NO. 368689 10 5                   13G                   PAGE 4 OF 9 PAGES
---------------------                                         -----------------

------- -----------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


        Alan G. Walton
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) | |
                                                                  (b) | |
------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- -----------------------------------------------------------------------
------------------------- ----- -----------------------------------------------
                           5    SOLE VOTING POWER

                                    0 Shares
       NUMBER OF
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 Shares

                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares

                          ----- -----------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                    0 Shares

------------------------- ----- -----------------------------------------------
------- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 Shares

------- -----------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

------- -----------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
------- -----------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- -----------------------------------------------------------------------

---------------------                                         -----------------
CUSIP NO. 368689 10 5                   13G                   PAGE 5 OF 9 PAGES
---------------------                                         -----------------

Item 1(a).        NAME OF ISSUER:  Gene Logic Inc.
                  --------------

Item 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                -----------------------------------------------
                708 Quince Orchard Road, Gaithersburg, Maryland 20878


                   ITEM 2(A)                                   ITEM 2(B)                ITEM 2(C)
                   ---------                                   ---------                ---------
                                                                                   Citizenship or Place
             NAME OF PERSON FILING                              ADDRESS               OF ORGANIZATION
             ---------------------                              -------               ---------------

Edmund M. Olivier, a general partner of OBP       Oxford Bioscience Partners           United States
     Management, OBP Management Bermuda, OBP      650 Town Center Drive
     Management II and OBP Management Bermuda II  Costa Mesa, California  92626


Cornelius T. Ryan, a general partner of OBP       Oxford Bioscience Partners           United States
     Management, OBP Management Bermuda, OBP      315 Post Road West
     Management II and OBP Management Bermuda II  Westport, CT 06880


Alan G. Walton, a general partner of OBP          Oxford Bioscience Partners           United States
     Management, OBP Management Bermuda, OBP      315 Post Road West
     Management II and OBP Management Bermuda II  Westport, CT 06880


Item 2(d).      TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value.
                ----------------------------

Item 2(e).      CUSIP NUMBER:  368689 10 5
                ------------

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

      (a) | | Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

      (b) | |   Bank as defined in Section 3(a)(6) of the Act.

      (c) | |   Insurance Company as defined in Section 3(a)(19) of the Act.

      (d) | | Investment Company registered under Section 8 of the Investment Company Act of 1940.

      (e) | | An Investment Adviser in accordance with Rule 13d-1(b)(i)(ii)(E) of the Act.

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---------------------                                         -----------------
CUSIP NO. 368689 10 5                   13G                   PAGE 6 OF 9 PAGES
---------------------                                         -----------------

      (f) | | Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

      (g) | | Parent Holding Company or control person, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

      (h) | | A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

      (i) | | A church plan that is excluded from the definition of investment company under Section 3(c)(14) of the Investment Company Act of 1940.

      (j) | |   Group, in accordance with Rule 13d-1(b)(1)(ii)(J) of the Act.

                None of the above.

Item 4.         OWNERSHIP.

          (a) Amount Beneficially Owned: As of December 31, 2000, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:

                      Mr. Olivier:                  30,517 Shares
                      Mr. Ryan:                     3,000 Shares
                      Mr. Walton:                   0 Shares

          (b)   Percent of Class:

                      Mr. Olivier:                               .18%
                      Mr. Ryan:                                    0%
                      Mr. Walton:                                  0%

                The foregoing percentages are calculated based on the 25,932,056 shares of Common Stock reported to be outstanding as of October 31, 2000 in the Quarterly Report on Form 10-Q of Gene Logic Inc. for the quarter ended September 30, 2000, as adjusted pursuant to Rule 13d-3 (d)(1) of the Act.

                (c)   Number of shares as to which such person has:

                      (i)      sole power to vote or to direct the vote:

                      Mr. Olivier:                    30,517 Shares
                      Mr. Ryan:                       3,000 Shares
                      Mr. Walton:                     0 Shares

---------------------                                         -----------------
CUSIP NO. 368689 10 5                   13G                   PAGE 7 OF 9 PAGES
---------------------                                         -----------------

                      (ii)     shared power to vote or to direct the vote:

                      Mr. Olivier:                     0 Shares
                      Mr. Ryan:                        0 Shares
                      Mr. Walton:                      0 Shares

                      (iii)    sole power to dispose or to direct the
                               disposition of:

                      Mr. Olivier:                     30,517 Shares
                      Mr. Ryan:                        3,000 Shares
                      Mr. Walton:                      0 Shares


                      (iv) shared power to dispose or to direct the disposition of:

                      Mr. Olivier:                     0 Shares
                      Mr. Ryan:                        0 Shares
                      Mr. Walton:                      0 Shares

                Each of Mr. Olivier, Mr. Ryan and Mr. Walton expressly disclaims beneficial ownership of any shares of Common Stock of Gene Logic Inc., except any shares held directly of record.

Item 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                Each of Mr. Olivier, Mr. Walton and Mr. Ryan are filing this statement to report that as of the date hereof he has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not applicable.

Item 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not applicable. Mr. Olivier, Mr. Ryan and Mr. Walton expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J) of the Act.

Item 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not applicable.

Item 10.        CERTIFICATION.

                Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

---------------------                                         -----------------
CUSIP NO. 368689 10 5                   13G                   PAGE 8 OF 9 PAGES
---------------------                                         -----------------

                                     SIGNATURE

         After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   February __, 2001


                                  /s/ CORNELIUS T. RYAN
                                  -----------------------------------
                                  Cornelius T. Ryan


                                  /s/ ALAN G. WALTON
                                  -----------------------------------
                                  Alan G. Walton


                                  /s/ EDMUND M. OLIVIER
                                  -----------------------------------
                                  Edmund M. Olivier

---------------------                                         -----------------
CUSIP NO. 368689 10 5                   13G                   PAGE 9 OF 9 PAGES
---------------------                                         -----------------
                                    EXHIBIT 1

                                    AGREEMENT

         Pursuant to Rule 13-d1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Gene Logic Inc.


Dated:   February __, 2001


                                    /s/ CORNELIUS T. RYAN
                                    -----------------------------------
                                    Cornelius T. Ryan


                                    /s/ ALAN G. WALTON
                                    -----------------------------------
                                    Alan G. Walton


                                    /s/ EDMUND M. OLIVIER
                                    -----------------------------------
                                    Edmund M. Olivier